NOTICE OF PERFORMANCE SHARE UNIT AWARD GRANT UNDER THE

CENTURY COMMUNITIES, INC. 2022 OMNIBUS INCENTIVE PLAN

Century Communities, Inc., a Delaware corporation (the “Company”), pursuant to the Century Communities, Inc. 2022 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), hereby grants to the individual named below (the “Participant”) the number of Performance Share Units, a form of Restricted Stock Unit (as defined in the Plan), set forth below (the “Performance Share Units”). The Performance Share Units are subject to all of the terms and conditions set forth herein, in the Performance Share Units Award Agreement attached hereto (the “Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meaning set forth in the Plan. This Performance Share Unit grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date.”

Participant:	[_________________]
Approval Date:	[_________________]
Threshold Potential Payout (Prior to Relative TSR Modifier):	[____] Shares, subject to adjustment as provided in the Plan
Target Potential Payout (Prior to Relative TSR Modifier):	[____] Shares, subject to adjustment as provided in the Plan
Above Target Potential Payout (Prior to Relative TSR Modifier):	[____] Shares, subject to adjustment as provided in the Plan
Maximum Potential Payout (Prior to Relative TSR Modifier):	[____] Shares, subject to adjustment as provided in the Plan
Maximum Potential Payout (After Relative TSR Modifier):	[____] Shares, subject to adjustment as provided in the Plan
Performance Period:	January 1, 20[__] – December 31, 20[__]
Performance Goals:	See Exhibit A attached hereto

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This Performance Share Unit Award grant will be null and void unless the Participant accepts the grant by executing it in the space provided below and returning such original execution copy to the Company or otherwise indicating affirmative acceptance of the Performance Share Unit Award grant electronically pursuant to procedures established by the Company and/or its third party administrator. The undersigned Participant acknowledges that he or she has received a copy of this Notice of Performance Share Unit Grant (this “Notice”), the Agreement, the Plan and the Plan Prospectus. As an express condition to the grant of the Performance Share Units hereunder, the Participant agrees to be bound by the terms of this Notice, the Agreement and the Plan. The Participant has read carefully and in its entirety the Agreement and specifically the acknowledgements in Section 9.9 thereof. This Notice, the Agreement and the Plan set forth the entire agreement and understanding of the Company and the Participant with respect to the grant, vesting and administration of this Performance Share Unit award and supersede all prior agreements, arrangements, plans and understandings.

This Notice (which includes the attached Agreement) may be executed in two counterparts each of which will be deemed an original and both of which together will constitute one and the same instrument.

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CENTURY COMMUNITIES, INC.Participant

________________________________________________________________
By:
Title:

2

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to the Notice of Performance Share Unit Grant (the “Grant Notice”) to which this Performance Share Unit Award Agreement (this “Agreement”) is attached and which Grant Notice is included in and part of this Agreement, and subject to the terms of this Agreement and the Century Communities, Inc. 2022 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), Century Communities, Inc., a Delaware corporation (the “Company”), and the Participant named in the Grant Notice (the “Participant”) agree as follows.

1. Incorporation of Plan; Definitions. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement or in the Grant Notice will have the same meanings as set forth in the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail. The Committee will have final authority to reasonably interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision will be binding and conclusive upon the Participant and his or her legal representatives in respect of any questions arising under the Plan or this Agreement. A copy of the Plan and the Plan Prospectus have been delivered to the Participant together with this Agreement.

2. Grant of Performance Share Units.  The Company hereby grants to the Participant Performance Share Units, as set forth in the Grant Notice and this Agreement,  subject to adjustment as provided in the Plan, and each of which, once vested and earned pursuant to this Agreement, will be settled in one (1) share of Common Stock, at the time and subject to the terms, conditions and restrictions set forth below and in the Plan.  Reference in this Agreement to the Performance Share Units will be deemed to include the Dividend Equivalents with respect to such Performance Share Units as set forth in Section 4.3 of this Agreement.

3. Performance Vesting; Determination of Amount of Performance Share Units.

3.1 Performance Vesting and Performance Goals.  Except as otherwise provided in this Section 3, Section 6 of this Agreement, the Plan or an Individual Agreement, the Performance Share Units will vest and the number of shares of Common Stock payable in settlement of such vested Performance Share Units shall be determined as of the end of the Performance Period (the “Vesting Date”) by reference to the level of achievement of the Performance Goals during the Performance Period in accordance with the tables set forth in Exhibit A to this Agreement and may range from 0% to [250%/200%/xxx%] of the Participant’s Target Potential Payout (prior to Relative TSR Modifier) as set forth in the Grant Notice.  The Performance Goals to be achieved on a cumulative basis over the Performance Period and their respective weightings and their respective Threshold, Target, Above Target and Maximum levels of performance, are described in the tables set forth in Exhibit A to this Agreement.

1.1 Determination of Amount of Earned Performance Share Units.  The number of Performance Share Units to be settled in shares of Common Stock (the “Earned Performance Share Units”) will be determined for each Performance Goal by prorated,  straight-line interpolation between Threshold and Target, Target and Above Target, or Above Target and Maximum, as applicable, if the level of the performance attained for the Performance Goal for the Performance Period falls between such levels, as specified in the tables set forth in Exhibit A to this Agreement, and the determination of the aggregate Earned Performance Share Units will be rounded up to the nearest whole number of Performance Share Units.  The Earned Performance Share Units will be settled in whole shares of Common Stock as provided in Section 4 of this Agreement.

1.2 Requirement to Meet Threshold Level of Performance.  Except as otherwise provided in Section 16 of the Plan or an Individual Agreement, and to the extent not previously forfeited or terminated pursuant to Section 6 of this Agreement, the Performance Share Units shall be immediately forfeited and terminated as of the end of the Performance Period if none of the Performance Goals meet the Threshold as described in the tables set forth in Exhibit A to this Agreement and the Committee reasonably determines that Section 3.4 or 6  of this Agreement does not apply.

1.3 Adjustments for Certain Pre-Determined Events. In determining whether and to what extent each Performance Goal has been achieved, the Committee shall include or exclude from the calculation of the Performance Goal, applying U.S. generally accepted accounting principles, each of the events identified on Exhibit A that occurs during the Performance Period.

4. Settlement; Issuance of Common Stock.

4.1 Settlement; Amount of Payment.  Except as otherwise provided in Section 9 of the Plan, in the event of the achievement of at least the Threshold level of performance with respect to each Performance Goal described in the tables set forth in Exhibit A to this Agreement during the Performance Period, which achievement must be certified in writing by the Committee as soon as practicable following the expiration of the Performance Period, the Participant shall vest in the Earned Performance Share Units up to the Maximum Potential Payout (After Relative TSR Modifier) as determined pursuant to Section 3 and Exhibit A to this Agreement.  If each Performance Goal is not achieved at the Threshold level of performance or above, after adjustments under Section 3.4 of this Agreement or Section 9 of the Plan, if applicable, and the Committee determines that Section 3.4 or 6 of this Agreement does not apply, then the Performance Share Units shall be forfeited and canceled and the Participant shall not be entitled to receive any shares in settlement thereof. The Participant may not be entitled to receive a greater number of Performance Share Units than the Maximum Potential Payout (After Relative TSR Modifier), subject to adjustment as provided in the Plan. In the event the Performance Share Units are forfeited or cancelled for any reason pursuant to Section 3, 4 or 6 of this Agreement or otherwise, no shares of Common Stock shall be issued or payment made in settlement of the Performance Share Units.

4.2 Timing and Manner of Settlement.  Earned Performance Share Units will be converted to whole shares of Common Stock (no fractional shares will be issued) which the Company will issue and deliver to the Participant (either by delivering one or more certificates for such shares or by entering such shares in book entry form in the name of the Participant or depositing such shares for the Participant’s benefit with any broker with which the Participant has an account relationship or the Company has engaged to provide such services under the Plan, as determined by the Company in its sole discretion) within sixty  (60) days following the Vesting Date, except to the extent that shares of Common Stock are withheld to pay tax withholding obligations pursuant to Section 8 of this Agreement or the Participant has properly elected to defer income that may be attributable to such Performance Share Units under a Company deferred compensation plan or arrangement.

4.3 Dividend Equivalents.  The Performance Share Units are being granted with Dividend Equivalents. On the date of payment under Section 4.2, in addition to the shares of Common Stock issuable under Section 4.1, the Company will issue and deliver to the Participant that number of additional whole shares of Common Stock (no fractional shares will be issued so the number of shares of Common Stock will be rounded down to the nearest whole share) equal to the Dividend Equivalent amount determined under this Section 4.3.  In calculating the Dividend Equivalent amount, the Company shall determine the number of shares of Common Stock that would have been payable to the Participant if the total number of Performance Share Units earned under Section 4.1 had been outstanding as shares of Common Stock from the beginning of the Performance Period until the payment date and in lieu of any regular cash dividends, on the dividend payment date of each regular cash dividend otherwise payable on such shares (the

“Dividend Date”), the Company had issued Participant a number of additional shares of Common Stock with a Dividend Date Market Value equal to: (i) the per-share dollar amount of the declared dividend multiplied by (ii) the sum of the number of Performance Share Units earned under Section 4.1 above and the number of shares of Common Stock deemed issued hereunder as Dividend Equivalents as of each declared record date for the dividends declared prior to the Dividend Date.  For purposes of calculating the “Dividend Date Market Value” in the preceding sentence, the Company shall use the closing price of a share of the Company’s Common Stock at the end of the regular trading session, as reported by The New York Stock Exchange on the Dividend Date.

4.4 Section 409A.  If any shares of Common Stock shall be issuable with respect to the Performance Share Units as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Section 409A of the Code, then no shares shall be issued, except as permitted under Section 409A of the Code, prior to the earlier of (i) the date immediately after the end of the six-month period following the Participant’s “separation from service”, or (ii) the Participant’s death. Payment of amounts under this Agreement (by issuance of shares of Common Stock or otherwise) is intended to comply with the requirements of Section 409A of the Code and this Agreement shall in all respects be administered and construed to give effect to such intent. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed under Section 409A of the Code.

5. Holding Period.  Except as provided under Section 6.3, any net shares of Common Stock received by the Participant in connection with the settlement of the Earned Performance Share Units must be held by the Participant for at least [three (3) years/one (1) year] after such settlement.  For purposes of this Section 5, “net shares” means those shares of Common Stock that remain after shares of Common Stock are sold or netted to pay any required withholding taxes associated with the settlement of the Earned Performance Share Units. Such restrictions shall lapse prior to the expiration of the [three (3)/one (1)] year holding period in the event of the Participant’s death [or in the event the Participant elects to serve as a “Strategic Advisor” to the Company, pursuant to the Participant’s employment agreement with the Company, in lieu of employment with the Company].

6. Employment or Service Requirement.

6.1 Service Condition.  Except as otherwise provided in Section 3 of this Agreement, Section 6 of this Agreement, an Individual Agreement or the Plan, the Performance Share Units will vest on the Vesting Date, provided the Participant remains continuously employed by or providing services to the Company or any Subsidiary through the Vesting Date.

6.2 Change in Control.  Except as otherwise provided in an Individual Agreement between the Company and the Participant, upon a Change in Control, the Performance Share Units will be subject to Section 16 of the Plan.

6.3 Effect of Termination of Employment or Other Service.  Except as otherwise provided in Section 16 of the Plan or an Individual Agreement between the Company and the Participant, in the event the Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason, including by the Company for Cause, or by reason of death or Disability of the Participant, all outstanding but unvested Performance Share Units held by the Participant as of the effective date of such termination will be terminated and forfeited. Vested shares of Common Stock issued in settlement of the vested Performance Share Units will remain subject to the holding period under Section 5, provided, if Termination of Employment is by reason of: (i) death or Disability of the Participant; (ii) by the Company without Cause; (iii) by the Participant for Good Reason; or (iv) by the Company within twenty four (24)

months following a Change in Control, the remaining term of the holding period under Section 5, if any, will lapse.

6.4Effect of Actions Constituting Cause or Adverse Action; Forfeiture or Clawback. The Performance Share Units are subject to the forfeiture provisions set forth in Section 14.5 of the Plan, including those applicable if the Participant is determined by the Committee to have taken any action that would constitute Cause or an Adverse Action and any forfeiture or clawback requirement under Applicable Law or any policy adopted from time to time by the Company.

7. Rights of Participant.

7.1 Employment or Other Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time, nor confer upon the Participant any right to continue employment with the Company or any Subsidiary.

1.4 Rights as a Stockholder.  The Participant will have no rights as a stockholder with respect to shares of Common Stock covered by the Performance Share Units unless and until the Participant becomes the holder of record of such shares of Common Stock issued in settlement of the Performance Share Units. By way of example and without limitation, the Participant will not be entitled to vote any of the shares of Common Stock covered by the Performance Share Units, or otherwise exercise any incidents of ownership with respect to such shares until such shares have been issued pursuant to Section 4 of this Agreement; provided,  however, that the Participant will be entitled to Dividend Equivalents pursuant to Section 4.3 of this Agreement.

7.2 Restrictions on Transfer.  Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Participant in the Performance Share Units prior to the vesting and settlement of the Performance Share Units will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer, assign or encumber the Performance Share Units other than in accordance with this Agreement and the Plan will be null and void and the Performance Share Units for which the Restrictions have not lapsed will be forfeited and immediately returned to the Company.

8. Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are legally required to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the Performance Share Units, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to the Performance Share Units.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Participant to satisfy, in whole or in part, any withholding or employment related tax obligation in connection with the settlement of the Performance Share Units by withholding shares of Common Stock issuable upon settlement of the Performance Share Units. When withholding shares of Common Stock for taxes is effected under this Agreement and the Plan, it will be withheld only up to the minimum amount the Company reasonably determines is necessary to satisfy any tax withholding obligation in the Participant’s applicable tax jurisdiction.

9. Miscellaneous.

9.1 Governing Law; Mandatory Jurisdiction.  The validity, construction, interpretation, administration and effect of this Agreement and any rules, regulations and actions relating to this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.  The Company and the Participant hereby irrevocably submit to the jurisdiction and venue of the Federal or State courts of the States of Colorado and Delaware relative to any and all disputes, issues and/or claims that may arise out of or relate to the Plan or this Agreement.  The Company and the Participant further agree that any and all such disputes, issues and/or claims arising out of or related to the Plan or this Agreement will be brought and decided in the Federal or State courts of the States of Colorado or Delaware, with such jurisdiction and venue selected by and at the sole discretion of the Company.

9.2 Interpretation.  Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or by the Company forthwith to the Committee for review.  The resolution of such a dispute by the Committee will be final and binding on all parties.

9.3 Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

9.4 Notices.  All notices, requests or other communications provided for in this Agreement must be made, if to the Company, to Century Communities, Inc., Attn:  Chief Financial Officer, 8390 E. Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement must be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service.  The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided,  however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

9.5 Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Performance Share Units by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line system established and maintained by the Company or a third party vendor designated by the Company.

9.6 Other Laws.  The Company will have the right to refuse to issue to you or transfer any shares of Common Stock subject to this Performance Share Units if the Company acting in its absolute discretion determines that the issuance or transfer of such shares might violate any Applicable Law.

9.7 Investment Representation.  The Participant hereby represents and covenants that (a) any share of Common Stock acquired upon the settlement of the Performance Share Units will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares will be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c)

if requested by the Company, the Participant will submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of issuance of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable.  As a further condition precedent to the delivery to the Participant of any shares of Common Stock subject to the Performance Share Units, the Participant will comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, will execute any documents which the Company will in its sole discretion deem necessary or advisable.

9.8 Non-Negotiable Terms. The terms of this Agreement and the Performance Share Units are not negotiable, but the Participant may refuse to accept the Performance Share Units by notifying the Company’s Chief Financial Officer or Vice President, Human Resources in writing within thirty (30) day after the Grant Date set forth in the Grant Notice.

9.9 Acknowledgement by the Participant. In accepting the Performance Share Units, the Participant hereby acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan.

(b) The grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future Performance Share Units, or benefits in lieu of Performance Share Units, even if Performance Share Units have been granted repeatedly in the past.

(c) All decisions with respect to future Performance Share Unit grants, if any, will be at the sole discretion of the Company.
(d) The Participant is voluntarily participating in the Plan.

(e) The grant of Performance Share Units is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

(f) The Performance Share Units or this Agreement will not be interpreted to form an employment contract with the Company or any Subsidiary.

(g) The future value of the shares of Common Stock subject to the Performance Share Units is unknown and cannot be predicted with certainty and if the Performance Share Units vest and the shares of Common Stock become issuable in accordance with the terms of this Agreement, the value of those shares of Common Stock may increase or decrease.

(h) In consideration of the grant of the Performance Share Units, no claim or entitlement to compensation or damages shall arise from termination of the Performance Share Units or diminution in value of the Performance Share Units or shares of Common Stock acquired upon settlement of the Performance Share Units resulting from termination of employment by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws) and the Participant hereby irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Performance Share Units, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(i) Except as otherwise provided in an Individual Agreement, in the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the Performance Share Units and vest in the Performance Share Units under the Plan, if any, will terminate effective as of the date of termination of his or her active employment as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Subsidiary or mandated under local law and the Committee will have the sole discretion to determine the date of termination of the Participant’s active employment for purposes of the Performance Share Units.

(j) Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is the Company or any Subsidiary making any recommendations regarding the Participant’s participation in the Plan, acceptance of the Performance Share Units, acquisition of shares of Common Stock upon settlement of the Performance Share Units or any sale of such shares.

(k) The Participant has been advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(l) The Participant hereby agrees to accept electronic delivery of copies of any future amendments or supplements to the Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to the Company’s security holders generally by email directed to the Participant’s Company email address.

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Exhibit A

Performance Goals for 1/1/20[__] – 12/31/20[__] Performance Period

Exhibit A-1